Exhibit 99.1

Blackbaud Announces CEO Transition Plan

Board Commences Search for New CEO; Marc Chardon to Step Down as CEO by the End of 2013

Announces Preliminary Fourth Quarter 2012 Results: Non-GAAP Revenue and Non-GAAP EBIT Within or Above Guidance

Charleston, S.C. (January 23, 2013) – Blackbaud (NASDAQ: BLKB), the leading provider of software and services for nonprofit organizations, today announced that after a seven-year tenure, Marc Chardon will step down as the Company’s President and Chief Executive Officer and a director at the end of 2013, or earlier if a successor is named.  This decision was made jointly by the Board and Mr. Chardon as part of the Company’s business and succession planning efforts.  Following his departure, Mr. Chardon intends to pursue business interests advising and investing in technology start-ups and devote more time to the philanthropic community.

The Blackbaud Board will initiate a search process and retain a leading executive search firm to identify the next President and CEO.  The search process will include a full review of internal and external candidates.  Mr. Chardon will work with the Board to help identify his successor.

“It has been an honor to serve as Blackbaud's President and CEO for the past seven years, and to work with the finest employees and management team in the industry,” said Mr. Chardon. “Now is the right time to select a new leader for the next phase of the Company’s development and growth.  I will work with the Board to help identify the best possible candidate to serve as Blackbaud’s next President and CEO and to ensure that this transition is seamless for all of our stakeholders.  I am confident that, when the time comes, I will leave the Company in excellent hands with a strong team that will continue to succeed and build on the important progress we have made.”

“Blackbaud’s Board is committed to conducting a thorough and comprehensive search to identify the best candidate to serve as our next President and CEO,” said Andrew Leitch, Chairman of the Board of Directors.  “On behalf of the Board and everyone at Blackbaud, I thank Marc for his leadership, commitment and contributions to our Company.  He has successfully led the Company through a significant transformation as we sought to expand the markets we serve and range of solutions we offer.  During his tenure over the last seven years, we have nearly tripled our revenues. Marc has been a valuable member of the Blackbaud Board and leadership team and we wish him all the best in his future endeavors.”

Preliminary Fourth Quarter Results

The Company also announced today that it expects to report for the quarter ended December 31, 2012 total non-GAAP revenue and non-GAAP EBIT that are within or above the Company’s previously released guidance ranges of $119 million to $121 million for non-GAAP revenue and $19 million to $20 million for non-GAAP EBIT.

“We are pleased by our fourth quarter results, which reflect credible performance from each of the business units as well as early signs of acceleration in the opportunity pipeline for legacy Convio products,” said Mr. Chardon.  “While we anticipate continued macroeconomic headwinds, we remain confident in our business strategy and believe that we are well-positioned to drive growth and build long-term shareholder value.”

Blackbaud will report its fourth quarter and full year 2012 financial results before the U.S. financial markets open on Wednesday, February 13, 2013.  In conjunction with this announcement, Blackbaud will host a conference call on February 13, 2013, at 8:00 a.m. (Eastern Time) to discuss the Company's financial results. To access this call, dial 1-877-407-3982 (domestic) or 1-201-493-6780 (international). A replay of this conference call will be available through February 20, 2013, at 1-877-870-5176 (domestic) or 1-858-384-5517 (international). The replay passcode is 407059. A live webcast of this conference call will be available on the "Investor Relations" page of the Company's website at www.blackbaud.com/investorrelations, and a replay will be archived on the website as well.

About Blackbaud
Serving the nonprofit and education sectors for 30 years, Blackbaud (NASDAQ: BLKB) combines technology and expertise to help organizations achieve their missions. Blackbaud works with more than 27,000 customers in over 60 countries that support higher education, healthcare, human services, arts and culture, faith, the environment, independent K-12 education, animal welfare and other charitable causes. The company offers a full spectrum of cloud-based and on-premise software solutions and related services for organizations of all sizes including: fundraising, eMarketing, social media, advocacy, constituent relationship management (CRM), analytics, financial management and vertical-specific solutions. Using Blackbaud technology, these organizations raise more than $100 billion each year. Recognized as a top company by Forbes, InformationWeek and Software Magazine, and honored by Best Places to Work, Blackbaud is headquartered in Charleston, South Carolina and has operations in the United States, Australia, Canada, the Netherlands and the United Kingdom. For more information, visit www.blackbaud.com.

Media Contact
Melanie Mathos
Blackbaud, Inc.
843.216.6200 x3307
media@blackbaud.com

Investor Contact
Brian Denyeau
ICR
646.277.1251
brian.denyeau@icrinc.com

Forward-looking Statements
Except for historical information, all of the statements, expectations, and assumptions contained in this news release are forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding: the Board’s search for a new President and CEO and its transition plan;  Blackbaud’s expected fourth quarter and full year 2012 financial results; and Blackbaud’s ability to drive growth and build long-term shareholder value. Although Blackbaud attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based.  These statements involve a number of risks and uncertainties, including Blackbaud’s ability to identify and hire a highly qualified CEO, potential disruption to the Company’s operations and management that could result from the transition and Blackbaud’s ability to leverage product offerings, improve operational performance, achieve cost savings targets and improve profitability and related profitability targets. In addition, other important factors that could cause results to differ materially include the following: management of integration of acquired companies and other risks associated with acquisitions; general economic risks; uncertainty regarding increased business and renewals from existing customers; continued success in sales growth; risks associated with successful implementation of multiple integrated software products; the ability to attract and retain key personnel; risks related to our leverage, dividend policy and share repurchase program, including potential limitations on our ability to grow and the possibility that we might discontinue payment of dividends; risks relating to restrictions imposed by the credit facility; risks associated with management of growth; lengthy sales and implementation cycles, particularly in larger organizations; technological changes that make our products and services less competitive; and the other risk factors set forth from time to time in the SEC filings for Blackbaud, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from Blackbaud's investor relations department. Blackbaud assumes no obligation and does not intend to update these forward-looking statements, except as required by law.